Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the 1934 Act and Section 30(h) of the 1940 Act, and the rules thereunder, require the Fund’s officers and Trustees, officers and directors of the investment adviser, affiliated persons of the investment adviser, and persons who beneficially own more than 10% of a registered class of the Fund’s Common Shares (the “Reporting Persons”) to file reports of ownership and changes in ownership with the SEC and the New York Stock Exchange and to furnish the Fund with copies of all Section 16(a) forms they file.  Based solely on a review of the reports filed with the SEC and upon representations that no applicable Section 16(a) forms were required to be filed, the Stone Harbor Emerging Markets Total Income Fund believes that during the fiscal year ended May 31, 2015, all Section 16(a) filing requirements applicable to the Fund’s officers, Trustees and greater than 10% beneficial owners were complied with; with the exception of a statement of initial beneficial ownership on Form 3 of Mr. Reynolds, an officer of the Fund and a statement of initial beneficial ownership on Form 3 of Ms. Suss, an officer of the Fund, that were not filed within 10 days following the day on which they became a reporting person.  None of the two aforementioned officers owned any Fund shares reportable on Form 3.